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                                                                    EXHIBIT 99.2



KEITH THORNDYKE NAMED CHIEF EXECUTIVE OFFICER OF TRICORD SYSTEMS, INC.

Joan Wrabetz, Current CEO, Resigns

MINNEAPOLIS, MN - (JANUARY 28, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) today announced that COO Keith Thorndyke has been named President and CEO of the Company. The Company also announced that Joan Wrabetz has resigned as President, CEO and director.

"Since joining Tricord in October, Keith has demonstrated excellent business and leadership skills, and I look forward to working with Keith in his expanded role as President and CEO," said Yuval Almog, Chairman of the Board. "Also, on behalf of all Tricord stakeholders, I would like to thank Joan for her efforts."

"We believe the market opportunity in clustered server appliances is tremendous and our unique clustering technology and recent actions position the Company to capitalize on this opportunity as we enter 2002," said Thorndyke. "I look forward to continuing to work with our team to create shareholder value."

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, server-based computing, imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.



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"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's expectations regarding market acceptance of its products, revenues and operating expenses. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to develop and release commercially its server appliance products in a timely manner, delays in the market acceptance of the Company's products due to market conditions, software errors or other factors, the ability to generate revenues at a level that meets expectations, the ability to successfully establish and maintain a competitive position in the server appliance market, the ability to respond to changes in technology and industry standards, the ability to enter into partner relationships or otherwise develop distribution capabilities, the ability to protect and enforce its intellectual property rights, the ability to hire and retain required personnel, the ability to raise additional capital if required, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.

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MEDIA CONTACTS:
Tracey Floming, Tricord
720-548-4137

INVESTOR CONTACT:
Investor Relations
763-551-6402